UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
FORM 8-K
____________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 1, 2013
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PUBLIX SUPER MARKETS, INC.
(Exact name of Registrant as specified in its charter)
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Florida	0-00981	59-0324412
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 Publix Corporate Parkway
Lakeland, Florida		33811
(Address of principal executive offices)		(Zip Code)

(863) 688-1188
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.      Results of Operations and Financial Condition

On August 1, 2013, Publix Super Markets, Inc. issued a press release to report its second quarter results for 2013 and stock price effective August 1, 2013. A copy of the press release is attached hereto as Exhibit 99.1.

The foregoing information, including Exhibit 99.1, is being furnished under Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.     Financial Statements and Exhibits

(d).     Exhibits

99.1.     Press Release dated August 1, 2013

Page 2 of 4 pages

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PUBLIX SUPER MARKETS, INC.

Dated: August 1, 2013	By:	/s/ David P. Phillips
David P. Phillips, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

Page 3 of 4 pages

Exhibit Index

Exhibit 99.1. Press Release dated August 1, 2013

Page 4 of 4 pages

Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Second Quarter 2013 Results and Stock Price

LAKELAND, Fla., Aug. 1, 2013 - Publix's sales for the second quarter of 2013 were $7 billion, a 3.8 percent increase from last year's $6.8 billion. Sales for the second quarter of 2013 were negatively impacted by approximately 1.3 percent due to the Easter holiday being in the first quarter of 2013, but in the second quarter of 2012. Comparable-store sales for the second quarter of 2013 increased 2.1 percent.

Net earnings for the second quarter of 2013 were $400.9 million, compared to $381.6 million in 2012, an increase of 5 percent. Earnings per share for the second quarter increased to $0.51 for 2013, up from $0.49 per share in 2012.

Publix's sales for the first half of 2013 were $14.5 billion, a 5 percent increase from last year's $13.9 billion. Comparable-store sales for the first half of 2013 increased 3 percent.

Net earnings for the first half of 2013 were $872.1 million, compared to $791 million in 2012, an increase of 10.3 percent. Earnings per share increased to $1.12 for the first half of 2013, up from $1.01 per share in 2012.

These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission (SEC). The company's quarterly report to the SEC, Form 10-Q, will be available Aug. 8 on its website at www.publix.com/stock.

Effective Aug. 1, 2013, Publix's stock price increased from $26.90 per share to $27.55 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I'm proud our operating performance resulted in another increase in our stock price,” said Publix CEO Ed Crenshaw. “Our Publix associates continue to work hard every day to deliver premier customer service that makes shopping a pleasure.”

Publix is privately owned and operated by its 160,500 employees, with 2012 sales of $27.5 billion. Currently Publix has 1,072 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE's “100 Best Companies to Work For in America” for 16 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's website, www.publix.com. ###